PRICING SUPPLEMENT NO. 96-26 Dated December 13, 1996     Rule 424(b)(2)
To Prospectus Supplement Dated August 22, 1996       File No. 33-64357



                          BENEFICIAL CORPORATION

                       Medium-Term Notes, Series H
                           (Book Entry Notes)



J.P. Morgan Securities Inc., purchased $33,000,000 principal amount of these Medium-Term Notes, Series H, maturing on June 26, 2001, at a principal price of $32,987,407.20 for resale to investors from time to time at prices based on market conditions at the time of resale.



       Floating Rate Notes Due 9 Months or More from Date of Issue


Maturity Date:  June 26, 2001          Initial Interest Rate:
                                         Determined as if the Settlement
Interest Rate Basis:                     Date was an Interest Reset Date.
  LIBOR
                                       Interest Reset Dates:
Specify Other Base Rate:  N/A            Same as Interest Payment Dates.

Index Maturity: 3-month                Settlement Date (Issue Date):
                                         December 17, 1996
Spread:  plus 0.14%
                                       Calculation Agent:
Spread Multiplier:  N/A                  The Chase Manhattan Bank

Maximum Interest Rate:  N/A            Optional Repayment Dates:
                                         N/A
Minimum Interest Rate:  N/A
                                       Additional Terms:
Interest Payment Dates:                  For the purposes of the Notes
  The 3rd of each March, June            contemplated hereunder, interest
  September and December, commencing     payments will include interest
  on March 3, 1997, through and          accrued to, but excluding, the
  the Maturity Date.                     Interest Payment Date.